Exhibit 99.1

NEWS RELEASE

For immediate release

Navient appoints former U.S. Treasurer

Anna Escobedo Cabral to its Board of Directors

NEWARK, Del., Dec. 11, 2014 — Navient, the nation’s leading loan management, servicing and asset recovery company, announced the appointment of Anna Escobedo Cabral to its Board of Directors.

“We welcome Anna Cabral to our board, and will benefit from her extensive public affairs, corporate social responsibility and financial literacy experience,” said William Diefenderfer, chairman of the board. “As the first in her family to attend college and a leader who rose to senior political ranks, Anna gives voice to our commitment to helping our customers navigate the path to success.”

Cabral served as Treasurer of the United States of America from 2004 to 2009. In this role, she oversaw the Bureau of Engraving and Printing and the U.S. Mint. In addition, she led the Treasury’s community development and public outreach efforts, including financial education initiatives designed to increase financial literacy and remove barriers to Americans’ success. In 2009, Cabral became senior advisor for external relations at the Inter-American Development Bank. Previously, she served as director of the Smithsonian Institution’s Center for Latino Initiatives and CEO of the Hispanic Association of Corporate Responsibility. Cabral is a second-generation Mexican-American, whose parents labored in the fields of Southern California. She earned a bachelor’s degree from the University of California, Davis; a Master of Public Administration from Harvard University; and a law degree from George Mason University. She serves as chair of the Financial Services Roundtable Retirement Security Council and is a member of MANA, a national Latina organization.

The newest board appointment completes a strategic governance plan to support the company’s future direction following its successful launch as an independent company last spring.

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About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (NASDAQ: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com. Created from the strategic separation of Sallie Mae, Navient began trading on NASDAQ as an independent company on May 1, 2014.

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Contact:

Media: Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

Customers: 888-272-5543